Exhibit 99.3

COOLBIT TECHNOLOGIES LIMITED

5020-4000

No. 3 Road

Richmond, BC V6X 0J8

April 14, 2026

VIA EDGAR

Division of Corporation Finance

Office of Chief Accountant

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Coolbit Technologies Limited Registration Statement on Form F-1 Representations Made Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F

Ladies and gentlemen:

Coolbit Technologies Limited is a foreign private issuer organized under the laws of the Cayman Islands (the “Company”). In connection with the proposed initial public offering of the Company’s Ordinary Shares (the “Offering”), the Company hereby respectfully makes the representations to the Securities and Exchange Commission (the “Commission”) required by Instruction 2 to Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, a company may comply with only the 15-month requirement in Item 8.A.4 of Form 20-F if the company is able to make the representations specified by Instruction 2 to Item 8.A.4 of Form 20-F.

The Company’s filing of the registration statement on Form F-1, as amended (the “Registration Statement”) on the date hereof contained audited financial statements prepared in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board for the financial years ended March 31, 2025 and 2024 and unaudited financial statements for the six-month period ended September 30, 2025 and 2024.

In submitting the Registration Statement, the Company is complying with the 15-month requirement, rather than the 12-month requirement, with respect to the last year of audited financial statements. The Company is submitting this representation letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	the Company is not required by any jurisdiction outside of the United States to issue audited financial statements as of a date not older than 12 months at the time this document is submitted;

2.	compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company;

3.	the Company does not anticipate that its audited financial statements for the year ended March 31, 2026, will be available until May 2026; and

4.	in no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the Offering.

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

If you have any questions, please do not hesitate to call our counsel, Henry F. Schlueter of Schlueter & Associates, P.C. at (303) 292-3883.

By:	/s/ Jiajun Chen
Name:	/s/ Jiajun Chen
Title:	Chief Executive Officer

cc: Henry F. Schlueter, Esq.

Schlueter & Associates, P.C.